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Contact:
Brad Cohen
Public Relations
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Brinlea Johnson or Allise Furlani
Investor Relations
The Blueshirt Group
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brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

For Release: Aug. 13, 2015 1:05 p.m. PDT

Quantum Amends Credit Line Agreement to Provide Additional Flexibility for
Repayment of Convertible Notes

SAN JOSE, Calif. — Aug. 13, 2015 — Quantum Corp. (NYSE: QTM) today announced that it has amended its credit agreement with Wells Fargo Capital Finance, LLC to provide additional flexibility in using proceeds from loans under the agreement to repay the $84 million in convertible notes due Nov. 15, 2015. Among other changes, the amendment increases the amount of foreign accounts receivable and intellectual property assets included in the borrowing base and modifies the maturity date.

“As we’ve previously stated, we have the resources to pay off the convertible notes due this November and expect to utilize a combination of our cash on hand, cash we generate from operations and the $75 million revolver provided for under the Wells Fargo credit agreement,” said Linda Breard, senior vice president and CFO at Quantum. “The credit agreement amendment announced today gives us more freedom in determining the exact combination of resources we will use to meet this obligation.”

For additional information on the amended credit agreement, please refer to Quantum’s Form 8-K filing with the U.S. Securities and Exchange Commission, dated Aug. 13, 2015.

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About Quantum

Quantum is a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. With Quantum, customers can Be Certain™ they have the end-to-end storage foundation to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.

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Quantum, the Quantum logo and Be Certain are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, statements relating to 1) benefits from amending Quantum’s credit agreement with Wells Fargo Capital Finance, LLC and 2) Quantum’s repayment of the convertible notes due Nov. 15, 2015, are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2015. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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